Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 23, 2015, relating to the financial statements and financial highlights which appear in the August 31, 2015 Annual Reports to the Board of Trustees of John Hancock Investment Trust and Shareholders of John Hancock Disciplined Value International Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 24, 2015